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                                                                     EXHIBIT 4.7

                           WARRANT AMENDMENT AGREEMENT

         THIS WARRANT AMENDMENT AGREEMENT, dated as of May 24, 2000 (this "Agreement"), is by and among TITAN MOTORCYCLE CO. OF AMERICA, a Nevada corporation, with headquarters located at 2222 West Peoria Avenue, Phoenix, Arizona 85029 (the "Company"), and ADVANTAGE FUND II LTD., a British Virgin Islands corporation ("Advantage") and KOCH INVESTMENT GROUP LIMITED, a Delaware corporation ("Koch") and, collectively with Advantage, the "Holders").

                              W I T N E S S E T H:

         WHEREAS, the Holders purchased shares of Series A Convertible Preferred Stock, $.001 par value, of the Company and acquired warrants (the "Series A Warrants") to purchase shares of Common Stock, $.001 par value ("Common Stock"), of the Company pursuant to separate Subscription Agreements, each dated as of September 15, 1999 (the "Series A Subscription Agreements"), between the Company and each Holder;

         WHEREAS, the Holders purchased shares of Series B Convertible Preferred Stock, $.001 par value, of the Company and acquired warrants (the "Series B Warrants") to purchase shares of Common Stock pursuant to separate Subscription Agreements, each dated as of March 7, 2000 (together with the Series A Subscription Agreements, referred to herein collectively as the "Subscription Agreements"), between the Company and each Holder (capitalized terms used herein without definition shall have the meanings given them in the Subscription Agreements); and

         WHEREAS, the Company desires to reduce the exercise price of the Series A Warrants and the Series B Warrants (collectively, the "Warrants") to induce the Holders to promptly exercise a portion of the Warrants for cash;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

               1.   AMENDMENT OF WARRANTS

         The Company hereby amends, effectively immediately, each of the following outstanding Warrants issued to each of the Holders to reduce, in each case, the initial Purchase Price (as such term is defined in the Warrants) to $1.00 per share, subject to adjustment a provided in the respective Warrants:

         (i) The Series A Warrant, dated September 17, 1999, to purchase 279,725 shares of Common Stock issued to Advantage with an original Purchase Price of $3.21744;

         (ii) The Series A Warrant, dated September 17, 1999, to purchase 93,242 shares of Common Stock issued to Koch with an original Purchase Price of $3.21744;

         (iii) The Series B Warrant, dated March 9, 2000, to purchase 187,500 shares of Common Stock issued to Advantage with an original Purchase Price of $2.00; and
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         (iv)     The Series B Warrant, dated March 9, 2000, to purchase 62,500 shares of Common Stock issued to Koch with an original Purchase Price of $2.00.

               2.   EXERCISE OF CERTAIN WARRANTS

               (a) With in one Business Day after the satisfaction by the Company of Conditions (as defined below) each Holder shall exercise for cash Series A Warrants and/or Series B Warrants to purchase the following respective number of shares of Common Stock:

                     Advantage:       225,000
                     Koch:             75,000

The Warrants shall be exercised by the Holders and the Company shall deliver the shares of Common Stock issuable upon such exercise in accordance with the terms of the Warrants. For purposes of this Agreement, "Conditions" shall mean:

         (i) the filing by the Company with the SEC of a Current Report on Form 8-K disclosing the material terms of this Agreement; and

         (ii) the accuracy at the time of exercise of the Warrants of the representations and warranties of the Company contained in this Agreement as if made at such time.

If the Conditions are not satisfied or waived by the Holders on or before May 26, 2000, the Holders shall have no obligation to exercise the Warrants pursuant to this Section 2(a).

(b) At the request of Advantage or Koch, within five Business Days after Advantage or Koch surrenders to the Company their original Warrants for exercise or exchange, the Company shall issue to such Holders, in exchange for the unexercised portion of such surrendered Warrants, amended Warrants of like tenor which reflect the $1.00 initial Purchase Price effected by this Agreement. However, the failure for any reason to so exchange outstanding Warrants for new Warrants shall not affect the validity or enforceability of such outstanding Warrants as amended hereby.

               3.   COMPANY REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to, and covenants and agrees with, each Holder that:

               (a) WARRANT AMENDMENT AGREEMENT. This Agreement has been duly and validly authorized by the Company, this Agreement has been duly executed and delivered on behalf of the Company, and this Agreement is, and the Warrants, as amended hereby, are valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and limits upon rights to indemnity.

               (b) NON-CONTRAVENTION. The execution and delivery of this Agreement by the Company and the amendment of the Warrants as contemplated hereby and completion of the
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other transactions contemplated hereby do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, the Articles of Incorporation or By-laws of the Company, or any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound or any applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its properties or assets.

               (c) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the reports filed by the Company with the SEC under the 1934 Act, since
March 31, 2000, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or other), results of operations or prospects of the Company.

               (d) SEC FILINGS. The Company has timely filed all required forms, reports and other documents with the SEC. All of such forms, reports and other documents complied, when filed, in all material respects, with all applicable requirements of the 1933 Act and the 1934 Act. The Registration Statements (as defined in the Subscription Agreements) are effective and available for use by the selling stockholders named therein for the resale of the shares of Common Stock covered thereby, including, without limitation, the resale of the shares issuable upon exercise of the Warrants as amended hereby.

               4.   CONFIRMATION OF AGREEMENTS; ENTIRE AGREEMENT

         Except as amended by this Agreement, the Warrants shall remain in effect in accordance with their respective terms. The parties acknowledge that the Registration Rights Agreements (as defined in the Subscription Agreements) continue to apply with full force and effect to the Warrants as amended hereby. All references in the Subscription Agreements, the Registration Rights Agreements, the Certificates of Designation and the Transfer Agents Agreements to the Warrants shall hereafter be deemed to be references to the Warrants as amended hereby. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof.

               5.   MISCELLANEOUS

               (a) GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona.

               (b) COUNTERPARTS. This Agreement may be executed in counterparts and by the parties hereto on separate counterparts, all of which together shall constitute one and the same instrument. A telephone line facsimile copy of this Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.

               (c) HEADINGS, ETC. The headings, captions and footers of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
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               (d)  SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

               (e) AMENDMENTS. No amendment, modification, waiver, discharge or termination of any provision of this Agreement nor consent to any departure by the Holders or the Company therefrom shall in any event be effective unless the same shall be in writing and signed by the party to be charged with enforcement, and then shall be effective only in the specific instance and for the purpose for which given. No course of dealing between the parties hereto shall operate as an amendment of this Agreement.

               (f) WAIVERS. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, or any course of dealings between the parties, shall not operate as a waiver thereof of an amendment hereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or exercise of any other right or power.

               (g) NOTICES. Any notices required or permitted to be given under the terms of this Agreement shall be delivered in accordance with the notice provisions of the Warrants.

               (h) CERTAIN EXPENSES. The Company shall pay or reimburse the Holders for all reasonable expenses (including, without limitation, legal fees and expenses or counsel to the Holders) incurred by the Holders in connection with this Agreement and the transactions contemplated hereby.

               (i) SURVIVAL. The respective representations, warranties, covenants and agreements of each Holder and the Company contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement shall survive the completion of the transactions contemplated hereby and shall remain in full force and effect regardless of any investigation made by on or behalf of them or any person controlling or advising any of them.

               (j) FURTHER ASSURANCES. Each party to this Agreement will perform any and all acts and execute any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

               (k) CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
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         IN WITNESS WHEREOF, this Agreement has been duly executed by the
Holders and the Company by their respective officers thereunto duly authorized as of the date first set forth above.

                                      ADVANTAGE FUND II LTD.

                                      By:      Genesee International, Inc.,
                                                as General Manager


                                      By:
                                         ---------------------------------------
                                                  Donald R. Morken
                                                    President

                                      KOCH INVESTMENT GROUP LIMITED



                                      By:
                                         ---------------------------------------
                                           Name:
                                           Title:


                                       TITAN MOTORCYCLE CO. OF AMERICA


                                       By:
                                         ---------------------------------------
                                           Name:
                                           Title: